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                                 FIRST AMENDMENT
                                     TO THE
                              AMENDED AND RESTATED
                     1989 INCENTIVE STOCK COMPENSATION PLAN
                                       OF
                                 MAGNETEK, INC.

          MAGNETEK, INC., a corporation organized under the laws of the State of Delaware, hereby adopts this amendment to the Amended and Restated 1989 Incentive Stock Compensation Plan of MagneTek, Inc. (the "Plan") pursuant to
Section 12.2 of the Plan, as of the 24th day of July, 1996.

     1.   The Plan is hereby amended to delete Section 6.4(b).

     2. Section 11.1 of the Plan is hereby amended to provide that the Committee (as defined in the Plan) shall consist of at least two (2) Directors.

     3. Section 12.1 of the Plan is hereby amended to permit options and other awards that may be granted thereunder to be transferable pursuant to a "domestic relations order," as defined in the Internal Revenue Code.